EXHIBIT 99

                                        FOR:   Consolidated Graphics, Inc.

                                APPROVED BY:   Ronald E. Hale, Jr.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                    CONTACT:   Betsy Brod/Jonathan Schaffer
                                               Media: Stan Froelich/Eileen King
                                               Morgen-Walke Associates, Inc.
                                               (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                            COURIER PRINTING COMPANY

     HOUSTON, TEXAS - March 20, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed its acquisition of Courier Printing Company of Nashville, Tennessee. Courier Printing, a premier commercial printer in the Nashville market, provides high quality color printing products to corporate and publishing accounts throughout middle Tennessee. Formed in the late 1920's as part of a family-owned newspaper group, Courier has evolved into one of the area's largest commercial printing operations. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, "We are very pleased that a market and industry leader like Tommy Bragg and his team of dedicated employees at Courier have joined Consolidated Graphics. His leadership as President of Courier and Chairman of the Printing Industry Association of the South, a trade association representing nearly 500 printers and graphic arts companies in the seven-state southeast region, is a significant additional benefit to us at Consolidated Graphics. Courier Printing is a well-managed, successful printing company in a growing market and we look forward to helping them continue their strong performance."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 34 companies with annualized revenues in excess of $350 million.

This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                      # # #